Exhibit 10.1

DATED 20th JULY 2022

ALL SEAS GLOBAL LIMITED

 (as Vendor)

and

YOSHITSU CO., LTD
(as Purchaser)

Agreement

for the Sale and Purchase of

100% of Issued Share Capital in

TOKYO LIFESTYLE LIMITED
(東京生活館有限公司)

Nixon Peabody CWL

5th Floor, Standard Chartered Bank Building

4-4A Des Voeux Road Central

Hong Kong

Tel: (852) 2521 0880

Fax: (852) 2521 0220

E-mail: [*]

File Reference: [*]

Table of contents

1.	Definitions and Interpretation	1
2.	Sale and Purchase of the Sale Shares	3
3.	Consideration of Sale Shares	4
4.	Completion	4
5.	The Vendor’s Warranties and Undertakings	5
6.	Limitations to the Vendor’s Warranties	6
7.	The Purchaser’s Warranties	7
8.	Regulatory Requirements	7
9.	Stamp Duty and Costs	7
10.	Confidentiality	8
11.	Notice	8
12.	Governing Law and Submission to Jurisdiction	9
13.	Miscellaneous	9
SCHEDULE 1		11
SCHEDULE 1		12
SCHEDULE 2		13
SCHEDULE 3		14
SCHEDULE 4		15
SCHEDULE 5		16

i

THIS AGREEMENT is made on 20th July 2022

BETWEEN

1.	ALL SEAS GLOBAL LIMITED (普海環球有限公司), a company incorporated in the British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands (the “Vendor”); and

2.	YOSHITSU CO., LTD (吉通貿易株式会社), a company incorporated in Japan and listed on the Nasdaq (ticker: TKLF), having its registered office at Harumi Building, 2-5-9 Kotobashi, Sumida-Ku, Tokyo 130-0022, Japan (the “Purchaser”).

In this Agreement, the Vendor and the Purchaser are collectively referred to as “Parties”, and “Party” means each or any one of them, as the context may require.

RECITALS:

(A)	As at the date hereof, the Vendor owns 100% of the issued share capital of TOKYO LIFESTYLE LIMITED (東京生活館有限公司) (the “Company”), a company incorporated in Hong Kong with company number 2827237 and having its registered office at Room 11, 12/F Wing On Plaza, 62 Mody Road, Tsimshatsui, Kowloon, Hong Kong.

(B)	The Company is principally engaged in the import and retail of Japanese beauty and cosmetic products in Hong Kong. As at the date hereof, the Company owns 100% of the issued share capital of SHENZHEN QINGZHILIANGPIN NETWORK TECHNOLOGY CO., LTD (深圳市晴之良品网络科技有限公司). Particulars of the Company (and its subsidiary collectively the “Group”) are set out in Schedule 1.

(C)	The Purchaser wishes to purchase from the Vendor, and the Vendor wishes to sell to the Purchaser, 100% of the issued share capital of the Company on the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED:

1.	Definitions and Interpretation

1.1	In this Agreement where the context so admits the following words and expressions shall have the following meanings:

“Articles”	articles of association of the Company;
“Business”	the principal business of the Company, namely the import and retail of Japanese beauty and cosmetic products in Hong Kong;

“Business Day”

a day, other than a Saturday, Sunday or public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm” warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m., on which banks in Hong Kong are open for the general transaction of business;

“Claim”

any action, litigation, suit, injunction, claim (whether or not any such claim involves or results in any actions or proceedings), demand, investigation, prosecution arbitration, judgment, awards and proceedings (whether based on contract, tort, made under common law or under statute, in any way relating to this Agreement and any document contemplated hereunder), whether joint or several, from time to time instituted, made or brought or threatened by any party being made or issued against the Purchaser or the Company by any third party which could directly and reasonably be expected to lead to a claim against a Vendor under this Agreement, including a claim for breach of warranties;

“Completion”	completion of the sale and purchase of the Sale Shares as specified in Clause 4;
“Completion Date”	date of completion of the sale and purchase of the Sale Shares as specified in Clause 4.1;
“Encumbrance”

any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, hypothecation, title retention, right of set off, counterclaim, trust arrangement or other security or any equity or restriction or adverse right of any description;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“JPY”	Japanese Yen, the lawful currency of Japan;
“Nasdaq”	the Nasdaq Stock Market of the United States of America, and any reference to a “stock exchange” shall include reference to Nasdaq;
“Sale Shares”	the 1,000,000 Shares, representing the entire issued share capital of the Company, to be sold by the Vendor to the Purchaser subject to the terms of this Agreement;

“SEC”	the Securities and Exchange Commission of the United States of America;
“Shares”	the issued shares of the Company;
“this Agreement”	this agreement for the sale and purchase of the Sale Shares, as amended from time to time; and
“Warranty/ies”	the representations and warranties given by the Vendor under Schedule 2 and any other representations, warranties and undertakings made by or on behalf of the Company in this Agreement or which have become the terms of this Agreement.

1.2	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.3	References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Expressions in relation to the “Vendor”, the “Purchaser” and the Company include their respective successors and permitted assigns.

1.6	References to “persons” shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personalities).

1.7	References to writing shall include any methods of reproducing words in a legible and non-transitory form.

1.8	Words importing the singular include the plural and vice versa, words importing one gender or the neuter include both genders and the neuter.

2.	Sale and Purchase of the Sale Shares

2.1	Subject to the terms of this Agreement, the Vendor shall sell, and the Purchaser shall purchase, the Sale Shares with effect from Completion, free from all Encumbrances.

2.2	The Purchaser shall be entitled to exercise all rights attached or accruing to the Sale Share including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company after Completion.

2.3	The Vendor undertakes that it shall use its reasonable efforts to procure that, prior to Completion:

(a)	the Business shall be operated in the normal course in compliance with all laws and regulations and in substantially the same manner as it had been carried on before the date of this Agreement, so as to maintain the Business as a going concern; and

(b)	it will not do, procure or permit to be done anything to prevent or to jeopardize the sale of the Sale Shares in any way.

3.	Consideration of Sale Shares

On the Completion Date (as hereinafter defined), the Purchaser shall pay JPY 392,000,000 (equivalent to HK$21,757,960, converted at the rate of JPY 1 = HK$0.055505) to the Vendor, being the total consideration of sale and purchase of the Sale Shares, subject to the terms of this Agreement.

4.	Completion

4.1	Completion shall take place at Nixon Peabody CWL, 5th Floor, Standard Chartered Bank Building, 4-4A Des Voeux Road Central, Hong Kong forthwith upon the signing of this Agreement or at such other place and time (“Completion Date”) as the Vendor and the Purchaser shall agree.

4.2	At Completion, the Vendor shall deliver to the Purchaser:

(a)	the instrument of transfer in respect of the Sale Shares duly executed by the Vendor as transferor in favour of the Purchaser as transferee in the form set out in Schedule 3;

(b)	the sold note in respect of the Sale Shares duly executed by the Vendor as transferor in favour of the Purchaser as transferee in the form set out in Schedule 4;

(c)	the original share certificate(s) of all the Sale Shares;

(d)	a certified true copy of the duly executed resolutions by the sole director of the Company in the form set out in Schedule 5 approving, among others, the transfer of the Sale Shares and the registration of the Sale Shares in the name of the Purchaser upon presentation of the duly stamped instruments of transfer to the board of the Company;

(e)	certified true copy of the duly executed resolutions of the sole director of the Vendor approving and authorizing the execution and completion of this Agreement.

4.3	At Completion, the Purchaser shall, against compliance with the provisions of Clause 4.2, deliver to the Vendor:

(a)	the sum of JPY 392,000,000 by way of cheque payable to the Vendor drawn on a licenced bank in Hong Kong and/or Japan or by way of (telegraphic) bank transfer to the Vendor’s designated bank account;

(b)	the bought note in respect of the Sale Shares duly executed by the Purchaser as transferee to the Vendor as transferor in the form set out in Schedule 3; and

(c)	certified true copy of the duly executed resolutions of the board of directors of the Purchaser approving and authorizing the execution and completion of this Agreement.

4.4	Subject to Clause 4.3, the Vendor shall perform such further acts and execute such further documents as may be reasonably required to vest the beneficial and registered ownership of the Sale Shares in the Purchaser free from Encumbrances and with all rights attached thereto and give effect to the obligations of the Vendor under this Agreement.

5.	The Vendor’s Warranties and Undertakings

5.1	The Vendor hereby represents and warrants to the Purchaser (for itself and for the benefit of its respective successors) that the Warranties are true and accurate as at the date of this Agreement and at the time of Completion. The Vendor acknowledges that the Purchaser is relying on the Warranties in entering into this Agreement. The Vendor agrees that the Purchaser shall treat each of the Warranties as a condition of this Agreement.

5.2	The Vendor agrees that the Purchaser may treat each of the Warranties as separate and independent. In addition, each of the Warranties is without prejudice to any other Warranty and, except where expressly otherwise stated, no provision in any Warranty shall govern or limit the extent or application of any other provision in any Warranty.

5.3	In the event that any of the Warranties is breached or (as the case may be) proves to be untrue or misleading, the Purchaser shall have the right to claim damages or otherwise take any actions against the Vendor for all losses, liabilities, damages, costs and expenses (including legal expenses) which the Purchaser and its successors and assigns and/or the Company and its successors and assigns may incur or sustain as a result thereof. Subject to Clause 6 and without prejudice to any other rights and remedies of the Purchaser in relation any such breach of Warranties, the Vendor shall pay to the Purchaser and/or the Company:

(a)	the full amount necessary to put the Purchaser and/or the Company into the position which would have existed if the Warranties had not been breached or (as the case may be) had been true and not misleading; and

(b)	all reasonable costs and expenses incurred by the Purchaser and/or the Company as a result of such breach.

5.4	The Purchaser shall only be entitled to take action after Completion in respect of any breach or non-fulfilment of any of the Warranties and Completion shall not in any way constitute a waiver of any right of the Purchaser.

5.5	The Vendor undertakes in relation to any Warranty which refers to the knowledge, information or belief of the Vendor that it has made all reasonable and necessary enquiries into the subject matter of that Warranty and that it does not have the knowledge, information or belief that the subject matter of that Warranty may not be correct, complete or accurate.

5.6	Any Claim which has been made against the Vendor (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of six (6) months commencing on the date on which notice of the Claim was given to the Vendor unless:

(a)	legal proceedings in respect of the Claim shall have been properly issued and validly served on the Vendor; or

(b)	in the case of a Claim based on a contingent liability, that contingent liability has become an actual liability.

6.	Limitations to the Vendor’s Warranties

6.1	The Vendor shall not be liable for any claim in respect of the Warranties and other provisions under this Agreement unless:

(a)	the Vendor shall have received from the Purchaser written notice of such claim, specifying in reasonable detail the event or default to which the claim relates and the nature of the breach and (if capable of being quantified at that time) the amount claimed, not later than the expiry of the period of three years from the Completion Date (if the claim is not related to taxation or corporate records and filings) or six (6) years from the Completion Date (if the claim is related to taxation or corporate records and filings); and

(b)	the aggregate amount of liability of the Vendor for all claims made in connection with this Agreement shall not exceed the amount of the Consideration.

6.2	Without prejudice to the Purchaser’s right to select the basis of any claim, to the extent to which the Purchaser shall have been compensated in respect of any facts or circumstances for any one of a breach of Warranty in this Agreement, the Purchaser shall not (to that extent) be entitled to recover compensation under any of the others of those bases in respect of the same facts or circumstances.

7.	The Purchaser’s Warranties

7.1	The Purchaser represents and warrants to the Vendor that:

(a)	it has full power and authority to enter into and perform this Agreement and the provisions of this Agreement constitute valid and binding obligations on it, in accordance with its terms; and

(b)	the execution and delivery of, and the performance by it of its obligations under, this Agreement will not result in a breach of any order, judgment or decree of any court or government agency in any country by which it is bound.

8.	Regulatory Requirements

8.1	The Parties acknowledge that the Purchaser is listed on the Nasdaq and may accordingly be subject to applicable stock exchange and securities laws and regulations in respect of this Agreement and the sale and purchase contemplated hereunder. Performance of the duties and obligations under this Agreement by the Parties shall be subject to compliance with the relevant laws and regulatory requirements.

8.2	Notwithstanding any provision of this Agreement to the contrary, where the Purchaser is for the time being subject to any applicable laws or regulatory requirements in relation to its performance of this Agreement, the rights and obligations of the Purchaser under the provisions of this Agreement shall be read and construed to the greatest extent permitted by, and in accordance with such applicable laws and/or regulatory requirements.

8.3	If any transaction contemplated under this Agreement requires the approval of the shareholders of the Purchaser or the approval of the relevant regulatory authority, and such approval cannot be obtained in a timely manner, the Purchaser has the absolute right to unilaterally terminate this Agreement and the sale and purchase hereunder with immediate effect upon written notice to the Vendor, and without liability of whatever nature or for any loss or damage whatsoever and howsoever arising, or to postpone the Completion Date until the relevant laws and regulatory requirements have been complied with.

8.4	Each Party shall at its own expense comply with all laws and regulations applicable from time to time relating to the sale and purchase under this Agreement, and with any conditions binding upon it in connection with any applicable licences, registrations, permits and approvals.

9.	Stamp Duty and Costs

9.1	Stamp duty payable on the sale and purchase of the Sale Shares shall be borne by the Purchaser.

9.2	Each Party shall pay its own costs and expenses of, and incidental to, the preparation and execution of this Agreement.

10.	Confidentiality

10.1	Each Party undertakes and agrees that the existence of this Agreement, the contents thereof, and the identity, structure and background of the Parties shall not be disclosed to any person, except to affiliated companies of such Party and their respective directors, senior executives, or employees and advisors bound by professional duty of confidentiality unless (a) prior written consent has first been obtained from the other Party, or (b) if required by applicable law, order of competent courts, or stock exchange or securities regulation, in which case the disclosing Party must promptly notify the other Party of such requirements as soon as such requirements come to its notice and, to the extent possible, seek confidential treatment for such portions of the disclosure as may be requested by the other Party.

10.2	No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless such public announcement or communication is required pursuant to the applicable laws and regulations or the requirements of any stock exchange, the SEC or other regulatory body or authority. Where the Purchaser is so required to make any public announcement or communication relating to this Agreement and the sale and purchase contemplated hereunder, the Vendor shall use its best endeavor to assist in such disclosure as requested by the Purchaser including but not limited to allowing disclosure of its identity, ultimate beneficial shareholding and/or relationship with the Purchaser and its subsidiaries.

10.3	The obligations of each Party under this Clause 10 shall continue without limit in point of time but shall cease to apply to any information coming into the public domain otherwise than by breach of any such Party of its said obligations, provided that nothing contained in this Clause 10 shall prevent any Party from disclosing any such information to the extent required in or in connection with legal proceedings arising out of this Agreement.

11.	Notice

11.1	Any notice or other communications to a Party under this Agreement shall be in writing and sent by hand, courier, post, fax or email per the details provided below (or as updated by a Party and notified to the other Party in writing from time to time):

ALL SEAS GLOBAL LIMITED	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands Attention: the sole director Email:
YOSHITSU CO., LTD	Harumi Building, 2-5-9 Kotobashi, Sumida-Ku, Tokyo 130-0022, Japan Attention: the board of directors Email:

11.2	Any such notice or communication shall be sent to the Party to whom it is addressed and contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement.

11.3	If delivered by hand, by courier or sent by fax or email, such notice or communication shall be deemed to be received on the date of dispatch. If sent by post, it shall be deemed to be received three (3) Business Days after the date of dispatch (in the case of local mail), and five (5) Business Days after the date of dispatch (in the case of overseas registered/certified mail).

12.	Governing Law and Submission to Jurisdiction

12.1	This Agreement shall be governed by, and construed in accordance with, Hong Kong law.

12.2	Each Party irrevocably agrees that the courts of Hong Kong shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising hereunder.

13.	Miscellaneous

13.1	No Party may assign any of its rights or transfer any of its obligations under this Agreement except with the prior approval in writing of the other Party or as otherwise expressly provided in this Agreement.

13.2	The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of any other part of this Agreement.

13.3	This Agreement constitutes the whole agreement between the Parties in connection with the sale and purchase of the Sale Shares.

13.4	Unless otherwise required by law, if any provisions of the Articles at any time conflict with any of the provisions of this Agreement, the provisions of this Agreement shall prevail.

13.5	This Agreement may be executed in one or more counterparts each of which shall be binding on each Party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any Party hereto unless and until it has been executed by or on behalf of all persons expressed to be a Party hereto.

13.6	Any waiver by any Party of any breach of a provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

13.7	Save as the Company which shall have the right to enforce any term of this Agreement, a person or company who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement.

13.8	Each Party acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

The Vendor

SIGNED by KANAYAMA Mei,	)
Director, for and on behalf of	)
ALL SEAS GLOBAL LIMITED	) /s/ KANAYAMA Mei
)
in the presence of:-)

The Purchaser

SIGNED by	)
Director, for and on behalf of	)
YOSHITSU CO., LTD	) /s/ KANAYAMA Mei
)
in the presence of:-)

SCHEDULE 1

Particulars of the Group

1.	Name of company:	TOKYO LIFESTYLE LIMITED (東京生活館有限公司)
2.	Company number:	[*]
3.	Address of registered office:	Room 11, 12/F Wing On Plaza, 62 Mody Road, Tsimshatsui, Kowloon, Hong Kong
4.	Date and place of incorporation:	10 May 2019, Hong Kong
5.	Issued shares:	1,000,000 shares
6.	Issued share capital:	HK$1,000,000
7.	Registered shareholder:	Name	Shareholding
		All Seas Global Limited	1,000,000 (100%)
8.	Director:	KANAYAMA Mei
9.	Secretary:	NPCWL Tax and Corporate Services Limited

SCHEDULE 1

Particulars of the Group

1.	Name of company:	SHENZHEN QINGZHILIANGPIN NETWORK TECHNOLOGY CO., LTD (深圳市晴之良品网络科技有限公司)
2.	Company number:	[*]
3.	Address of registered office:	1708, Jinzhong Ring International Business Building, No. 3037, Jintan Road, Fu’an Community, Futian Street, Futian District, Shenzhen, the People’s Republic of China
4.	Date and place of incorporation:	16 April 2020, the People’s Republic of China
5.	Issued share capital:	RMB 20,000,000.00
6.	Registered shareholder:	Name	Shareholding
		Tokyo Lifestyle Limited	100%
7.	Legal representative:	孙鹏

SCHEDULE 2

The Vendor’s Warranties

Subject to the matters referred to herein, the Vendor hereby represents, warrants and undertakes to the Purchaser that all statements of fact set out in this Schedule or otherwise contained in this Agreement are true and accurate in all material respects as at the date hereof and at the time of the Completion.

1.	The Vendor has full power and is authorised to enter into and perform this Agreement and this Agreement will, when executed, constitute legal, valid and binding obligations on the Vendor in accordance with its terms.

2.	The Sale Shares are fully paid or credited as fully paid and legally and beneficially owned by the Vendor free from all Encumbrances and at Completion, the legal and beneficial ownership of the Sale Shares will be vested in the Purchaser or, as the case may be, its respective nominees free from all Encumbrances together with all rights now or hereafter attaching thereto.

3.	All information contained in this Agreement was when given true and accurate in all material respects and there is no material fact or material matter which has not been disclosed, which may render any such information or documents untrue, inaccurate or misleading in any material respect at the date of this Agreement or which if might reasonably be expected to influence materially and adversely the Purchaser’s decision to purchase the Sale Shares on the terms of this Agreement.

4.	No consent, licence, approval or authorisation of or filing or registration with or other requirements of any governmental department authority or agency in the British Virgin Islands or any jurisdiction in which the Vendor reside or any part thereof is required by the Vendor in relation to the valid execution, delivery or performance of this Agreement (or to ensure the validity or enforceability thereof) and the sale of the Sale Shares.

5.	The information set out in the recitals and this Schedule is true, accurate and complete in all material respects.

6.	All information (in writing) supplied or disclosed by or on behalf of the Vendor to the Purchaser or the legal and professional advisers to the Purchaser for the purpose of this Agreement is true and accurate in all material respects.

SCHEDULE 3

Form of Instrument of Transfer

SCHEDULE 4

Form of Bought and Sold Notes

SCHEDULE 5

Form of Board Resolutions of the Company